Amended 09/29/2017
LAKELAND INDUSTRIES, INC.
CODE OF ETHICS and WHISTLEBLOWER POLICY
FOR DIRECTORS, OFFICERS and EMPLOYEES

CODE OF ETHICS
Introduction

For the past several years, the activities of business organizations, both large and small, have been the subject of increased scrutiny and criticism by the public, the government, and the news media.

This is particularly true of multinational corporations, which have been the object of worldwide demands for public statements of their corporate codes of ethics.

For that reason, it is appropriate for Lakeland Industries, Inc. to restate its position on ethical conduct, based on the original precepts of the business and on policies formulated as the corporation has grown.

As a good corporate citizen, Lakeland Industries, Inc. has always endeavored to conduct its business in a manner conforming to the highest ethical standards. The company’s reputation for unquestionable integrity is its most valuable asset in its relationships with its customers, employees, shareholders, and the communities in which its plants are located.

The following statement of business principles has been prepared to guide the future conduct of company activities in an ethical and legal manner. It is not intended to supply answers for every business activity; rather, it is an effort to reiterate the continuing policies of the corporation on ethical business behavior, which must be observed by all Lakeland Industries, Inc. employees and representatives throughout the world. It is essential that all employees and representatives conform to these principles as they perform their activities on behalf of Lakeland Industries, Inc.

Lakeland and its employees

Employees are the corporation’s greatest asset, and it is a Lakeland Industries, Inc. policy to treat them fairly in all matters and to pay them competitively.

Lakeland and its domestic subsidiaries are engaged in a program of full compliance with all federal and state laws applicable to hiring and promoting people on the basis of demonstrated ability, experience, and training without regard to race, religion, sex age, national origin, or other factors requiring affirmative action. The corporation requires continuous management attention at all corporate levels to assure compliance with the spirit and letter of this policy.

With this in mind, it is the intent of Lakeland to:

Choose its employees on the basis of their ability to perform the work for which they are hired without regard to race, religion, sex, age, national origin, or other factors requiring affirmative action.

Offer employees a safe, healthy, and clean work environment.

Offer work that challenges the employees and gives them a feeling of satisfaction.

Pay employees fairly in relation to their contributions to the company’s efforts, within the boundaries of current standards.

Lakeland and the Community

The corporation shall conduct its business in a manner that is socially responsible. In addition to manufacturing and selling products, it shall protect the quality of the environment and endeavor to conserve energy and other valuable resources.

Each of the corporation’s facilities is expected to make every effort to be an integral part of the community in which it operates, and to participate in its activities as a concerned and responsible citizen. Like individual citizens, it benefits from such activities as health, welfare, character building, education, and culture. And like individuals, it has the responsibility to support and develop these social and civic activities.

The company recognizes that employee participation in cultural, social or volunteer organizations can be public service of a higher order, and all Lakeland employees are encouraged to participate in public activities of their individual choice.

Lakeland and its Customers

The corporation shall endeavor to supply its customers with quality products, delivered on schedule and sold at a fair price. Lakeland products will be manufactured to the company’s high quality standards and will offer customers all the technical skills of its employees and the expertise of Lakeland technology and know-how.

Lakeland and the Law

It is the policy of Lakeland to comply fully with all valid laws and regulations that govern its operations in the various communities, states and countries in which it operates and to conduct its affairs in keeping with the highest moral, legal and ethical standards.

There is an obligation, both corporate and individual, to fulfill the intent of the above statement. It is not expected that every employee will have full knowledge of the laws affecting his or her responsibilities. The company does, however, expect that employees with significant responsibilities will have a general knowledge of prohibited activities involved in their work and will seek guidance on any matter on which there is a question, either directly from the corporation’s legal department or through their supervisors.

Lakeland directors, management, and employees are committed to a global policy of complying with all local and regional laws relating to employment, working hours, holiday entitlements, equality and discrimination etc.  The company does not, and will not employ any person under the age of sixteen, in any capacity, in any Lakeland facility, and requires the same of the company’s contractors and suppliers.  Local managers are expected to ensure processes are in place to ensure compliance to this policy.

As a business deeply involved in the safety industry, Lakeland is committed to complying to all local health and safety regulations in all of its facilities and that all of Lakeland’s employees, and those of its contractors and suppliers are provided with a safe and healthy working environment, free from any form of discrimination on the grounds of sex, race, religion or color.

Honesty is not subject to equivocation at any time in any culture, and even where the law may be permissive; your corporation chooses to follow the course of highest integrity. The reputation of the company for scrupulous dealing is a priceless asset, just as it is for individuals. The intent of these principles is to maintain and develop the corporation’s reputation in the future as it has in the past.

Lakeland and Business Ethics

The law is a base for ethical business conduct which should normally be at a level well above the minimum required by law. In its relationships with customers, the corporation will offer the same advantages to all and will be fair in all its endeavors. Gifts or bribes for the purpose of influencing the buying decisions of employees of customers or potential customers or persons in a position to influence a buying decision are clearly improper and prohibited.

In dealing with suppliers, an employee shall not solicit, accept, or countenance payments or substantial gifts, regardless of motive, from either a vendor or a potential vendor.

In its relationships with its competitors, the corporation and its employees will fully understand and strictly adhere to the requirements of the antitrust laws. These laws, which, in the United States, include the Sherman Act, Clayton Act, Robinson-Patman Act, and Federal Trade Commission Act, seek to advance and maintain the free enterprise system and take precedence over any business objective of the corporation, notwithstanding any resulting increases in sales or profits.

Such acts as price-fixing, restrictive agreements, boycotts, tie-in arrangements exclusive of reciprocal dealings, monopolizing, price inducements, and discriminatory allowances are or may be illegal. All employees shall scrupulously avoid violations of the antitrust laws. The corporation will not condone any actions which an employee knew or should have known would violate the antitrust laws or any other valid law or regulation.

The corporation and its units shall make no financial contributions to a political party or to a candidate running for any elective office. This policy applies to all political parties or candidates worldwide, even when permitted by local law. Payments, regardless of amount, to any government employee, or gifts or services of substantial value or lavish entertainment, regardless of motive, are prohibited.

Relationships with public employees shall be so conducted that neither the officials nor the company’s integrity would be compromised if the full details of the relationship became a matter of public knowledge.

Lakeland and Conflicts of Interest

It has always been, and continues to be, the corporation’s intent that its employees maintain the highest standards of loyalty in their conduct of company affairs. In essence, company employees shall deal with suppliers, customers, and other persons doing business or seeking to do business with the corporation in a manner that eliminates considerations of personal advantage.

Because they hold positions of trust in the corporation, a director, an officer, or any employees may not make a profit from the corporation because of their official position. They are also clearly prohibited from engaging in a competing business.

In addition to the legal responsibility of the directors and officers, it is the duty of all employees to act in the best interests of the corporation and to avoid situations which might produce a conflict between their own interests and those of the corporation. Employees shall have no financial interest in any firm doing business with or seeking to do business with the corporation, nor shall they accept employment outside the company which may result in a conflict of interest, unless same is fully disclosed and approved by a disinterested group of officers and/or directors.

WHISTLEBLOWER POLICY
Building an Ethical Workplace Together

This policy applies to all Lakeland Industries, Inc. (“Lakeland”) employees worldwide, including part time, temporary and contract employees.

Lakeland is committed to the highest possible standards of ethical, moral and legal business conduct. In conjunction with this commitment and Lakeland’s commitment to open communication, this policy aims to provide an avenue for employees to raise concerns and reassurance that they will be protected from reprisals or victimization for whistleblowing in good faith. However, if an employee feels that their anonymity is not required, they should direct their complaint to their supervisor.

The whistleblowing policy is intended to cover serious concerns that could have a large impact on Lakeland, such as actions that:

● May lead to incorrect financial reporting;
● Are unlawful;
● Are not in line with company policy, including the Code of Business Conduct; or
● Otherwise amount to serious improper conduct.

Regular business matters that that do not require anonymity should be directed to the employee’s supervisor and are not addressed by this policy.

Harassment or Victimization
Harassment or victimization of individuals submitting hotline reports will not be tolerated.

Confidentiality
Every effort will be made to protect the reporter’s identity by our hotline vendor. Please note that the information provided in a hotline report may be the basis of an internal and/or external investigation by our company into the issue being reported. It is possible that as a result of the information provided in a report the reporter’s identity may become known to us during the course of our investigation.

Anonymous Allegations
The policy allows employees to remain anonymous at their option. Concerns expressed anonymously will be investigated, but consideration will be given to:
● The seriousness of the issue raised;
● The credibility of the concern; and
● The likelihood of confirming the allegation from attributable sources.

Malicious Allegations
Malicious allegations may result in disciplinary action.

Reporting
The whistleblowing procedure is intended to be used for serious and sensitive issues. Serious concerns relating to financial reporting, unethical or illegal conduct, should be reported in either of the following ways:

●
Primary website:

www.lighthouse-services.com/Lakeland
●
Chinese (simplified)                                            www.lighthousegoto.com/lakeland/csm
●
Chinese (traditional)                                            www.lighthousegoto.com/lakeland/ctr
●
English                                            www.lighthousegoto.com/lakeland/eng
●
Hindi                                 www.lighthousegoto.com/lakeland/hin
●
Spanish                                            www.lighthousegoto.com/lakeland/spa
●
Vietnamese                                 www.lighthousegoto.com/lakeland/vie
●
English speaking                                 USA and Canada: 833.800.0070
●
Spanish speaking                                 USA and Canada: 800.216.1288
●
French speaking                                 Canada: 855.725.0002
●
Spanish speaking                                 Mexico: 01.800.681.5340
●
All other countries:                                            833.802.8200 (must dial country codes first see APPENDIX C for access codes and dialing instructions)
●
E-mail:                                            reports@lighthouse-services.com (must include company name with report)
●
Fax alternative:                                 215.689.3885 (must include company name with report)

Reporters to the hotline will have the ability to remain anonymous if they choose. Please note that the information provided by you may be the basis of an internal and/or external investigation into the issue you are reporting and your anonymity will be protected to the extent possible by law. However, your identity may become known during the course of the investigation because of the information you have provided. Reports are submitted by Lighthouse to Testco Corporation or its designee, and may or may not be investigated at the sole discretion of our company.

Employment-related concerns should continue to be reported through your normal channels such as your supervisor, local Human Resources manager, or Corporate Human Resources Manager in the U.S. at 256.445.4014 or 256.350.3873 ext. 2218.

Timing
The earlier a concern is expressed, the easier it is for us to take action.

Evidence
Although you are not expected to prove the truth of an allegation, the employee submitting a report needs to demonstrate in their hotline report that there are sufficient grounds for concern.

HOW THE REPORT WILL BE HANDLED:

The action taken will depend on the nature of the concern. The Audit Committee of the Lakeland Board of Directors receives a copy of each report and follow-up reports on actions taken by the Company.

Initial Inquiries
Initial inquiries will be made to determine whether an investigation is appropriate, and the form that it should take. Some concerns may be resolved by agreed upon action without the need for an investigation.

Feedback to Reporter
Whether reported directly to Lakeland personnel or through the hotline, the individual submitting a report may be given the opportunity to receive follow-up on their concern:

0 Acknowledging that the concern was received;
1 Indicating how the matter will be dealt with;
2 Giving an estimate of the time that it will take for a final response;
3 Telling them whether initial inquiries have been made;
4 Telling them whether further investigations will follow, and if not, why not.

Further Information
The amount of contact between the individual submitting a report and the body investigating the concern will depend on the nature of the issue, the clarity of information provided, and whether the employee remains accessible for follow-up. Further information may be sought from the reporter.

Outcome of an Investigation
At the discretion of the Company and subject to legal and other constraints, the reporter may be entitled to receive information about the outcome of an investigation.

Lakeland Industries, Inc. reserves the right to modify or amend this policy at any time as it may deem necessary.

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Amended 09/29/2017
LAKELAND INDUSTRIES, INC.
CODE OF ETHICS and WHISTLEBLOWER POLICY
FOR DIRECTORS, OFFICERS and EMPLOYEES

Employee Signature – Code of Ethics / Whistleblower Policy

I acknowledge that I have received the Code of Ethics/Whistleblower Policy dated September 29, 2017 for Lakeland Industries, Inc. I understand that any employee may report suspicion or actual occurrence(s) of illegal, unethical or inappropriate events (behaviors or practices) without retribution.

Signed: ________________________________________

Print Name: ____________________________________

Date: __________________________________________

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Amended 09/29/2017
LAKELAND INDUSTRIES, INC.
CODE OF ETHICS and WHISTLEBLOWER POLICY
FOR DIRECTORS, OFFICERS and EMPLOYEES

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Amended 09/29/2017
LAKELAND INDUSTRIES, INC.
CODE OF ETHICS and WHISTLEBLOWER POLICY
FOR DIRECTORS, OFFICERS and EMPLOYEES

LIGHTHOUSE
Obtaining information. Delivering solutions.

APPENDIX C

Access Codes

For employees outside North America only.

Spain	*900-99-0011*
Sri Lanka	
Colombo	2-430-430
Outside Colombo	112-430-430
St. Kitts/Nevis	*1-800-225-5288*
St. Lucia	*1-800-225-5288*
St. Pierre & Miquelon	
	0-800-99-0011
St. Vincent	*1-800-225-5288*
Suriname	*156*
Sweden	*020-799-111*
Switzerland	*0-800-890011*
Taiwan	*00-801-102-880*
Thailand	*1-800-0001-33*
	001-999-111-11
Trinidad & Tobago	*1-800-872-2881*
Turkey	*0-811-288-0001*
Turks & Caicos	*1-800-225-5288*
U.A.E.	8000-021
du	8000-555-66
Military-USO & cellular	8000-051
Military-USO & cellular	8000-061
Ukraine	*0-800-502-886*
United Kingdom	
British Telecom	0-800-89-0011
C&W	0-500-89-0011
United States	
	Direct Toll-Free Available
Uruguay	*000-410*
Uzbekistan	
Tashkent	*8^641-744-0010*
Venezuela	
	0-800-225-5288
(Spanish)	*0-800-552-6288*
Vietnam	
VNPT	1-201-0288
Viettel	1-288-0288

Showing Countries Starting with
Sp-Zi

Legends:
U.S. - United States
MB - Military Bases
- Pound Key
SS - Service Suspended

Note:
^ Indicates that you should wait for a second dial tone before dialing the next number.

Calls using these access codes are in English, except where another language is specified.

APPENDIX C: Access Codes (contd.) | 03

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